Exhibit 99.1

For Immediate Release	Contact:	John E. Vollmer III
SVP-Corporate Development
Patterson-UTI Energy, Inc.
(214) 360-7800

Patterson-UTI Reports Drilling Days for January 2004

Yearend Reported Results

     SNYDER, Texas – February 2, 2004 – PATTERSON-UTI ENERGY, INC. (Nasdaq: PTEN) today reported that for the month of January 2004 the Company had a total of 5,790 drilling days, or an average of 187 drilling rigs operating, including an average of 172 rigs in the U.S. and 15 rigs in Canada. The Company noted that in some cases weather conditions prevent the Company from moving drilling rigs to their next scheduled drilling location. For the month of January, the Company estimates that approximately 100 drilling days (or an average of 3 rigs) were lost as a result of weather related delays in moving rigs. This estimate does not include drilling days lost due to weather conditions that caused customers to delay preparation of drilling locations.

     Drilling days reported in our monthly announcements represent the number of days in which a Patterson-UTI drilling rig was moving or operating under a drilling contract. This total will differ from monthly drilling days considered in determining revenues and expenses for financial reporting purposes because we use the completed contract method of accounting on turnkey contracts for financial statement purposes. Under the completed contract method, revenues and expenses, along with the related drilling days associated with turnkey contracts, are recorded in the period in which the turnkey contract is completed.

     Additionally, the Company cautioned that numerous factors in addition to drilling days can impact the Company’s operating results and that a particular trend in the number of drilling days may or may not indicate a trend in the Company’s financial performance.

The Company intends to continue providing monthly updates on drilling days shortly after the end of each month.

     Yearend Reported Results

     Net income before cumulative effect of change in accounting principle was $0.68 per diluted share for the year ended December 31, 2003. The cumulative effect of change in accounting principle was $(0.01) per diluted share in 2003. Therefore, net income (after the cumulative effect of change in accounting principle) was $0.67 per diluted share for the year ended December 31, 2003. The Company’s press release, dated January 29, 2004, did not include the $(0.01) cumulative effect of change in accounting principle on net income per diluted share for the year ended December 31, 2003. This omission did not affect other information contained in the January 29, 2004 press release including reported net income for the three or twelve months ended December 31, 2003 and reported net income per diluted share for the three months ended December 31, 2003.

     About Patterson-UTI

     Patterson-UTI Energy, Inc. provides onshore contract drilling services to exploration and production companies in North America. The Company owns 343 land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Louisiana, Mississippi, Colorado, Utah, Wyoming and western Canada. Patterson-UTI Energy, Inc. is also engaged in the businesses of pressure pumping services and drilling and completion fluid services. Additionally, the Company has a small exploration and production business that is based in Texas.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on day rates, rig utilization and planned capital expenditures, adverse industry conditions, difficulty in integrating acquisitions, demand for oil and natural gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings. Copies of these filings may be obtained by contacting the Company or the SEC.